                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT
                           ------------------------

          THIS ASSET PURCHASE AGREEMENT (together with all Exhibits, Schedules and Appendices attached hereto and incorporated herein by reference, the "Agreement"), dated as of February 19, 1998, is among CONSILIUM, INC., a Delaware corporation having its principal place of business and chief executive offices located at 485 Clyde Avenue, Mountain View, California 94043 (the "Seller"), BASE TEN FLOWSTREAM, INC., a New Jersey corporation having its principal place of business and chief executive offices located at One Electronics Drive, P.O. Box 3151, Trenton, New Jersey 08619 (the "Buyer") and BASE TEN SYSTEMS, INC., a New Jersey corporation having its principal place of business and chief executive offices located at One Electronics Drive, P.O. Box 3151, Trenton, New Jersey 08619 (the "Parent").

          WHEREAS, the Seller, through its healthcare and process industries division, engages in the business of developing, producing, manufacturing and selling manufacturing execution systems under the trademark of "FlowStream" for healthcare products (pharmaceutical, medical device and biotechnology) and chemical industries (the "Business"), with its principal product being FlowStream (together with all other products of the Business, the "Products"); and

          WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer is willing to purchase from the Seller, all of Seller's right, title and interest in, to and under certain assets relating to the Products and the Business;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties to this Agreement agree as follows:

          1.   PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions
               ---------------------------
of this Agreement, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, at the Closing (as hereinafter defined), all of Seller's right, title and interest in, to and under the Acquired Assets (as hereinafter specified), and the Buyer shall assume the Assumed Liabilities (as hereinafter defined). The Seller agrees that the Acquired Assets shall be conveyed free and clear of all liabilities (other than the Assumed Liabilities), obligations, liens, claims and encumbrances of any kind, except Permitted Liens (as hereinafter defined). The Acquired Assets shall consist of:

                    (a) all computer programs, software, data bases incorporated in the Products, source codes, magnetic tapes, diskettes and punchcards used in or necessary for the conduct of the Business including without limitation the items listed or described on Schedule 1(a) (the
                                                    -------------
"Software"), provided that, with respect to the four U.S. patents and one foreign patent identified on Schedule 1(a) as "shared" (the "Shared
                             -------------
Technology"), the Acquired Assets (and Software) shall not include the title to the Shared Technology but shall include a worldwide, royalty free, non-transferable (except with substantially all of the assets of the Business) license, for the respective lives of the said patents, without the rights to sublicense, to the exclusive use of the Shared Technology for developing, producing, manufacturing and selling manufacturing execution systems limited to the field of healthcare products (pharmaceutical, medical device and biotechnology) and chemical industries and provided that the Acquired Assets (and Software) shall not include software used by the Seller with respect to the administration (including without limitation financial, operational, electronic mail, voice mail and word processing services, and the like) of the Seller's businesses other than the Business (the "Administrative Software");

                    (b) all machinery, equipment, tools, furniture, fixtures, fixed assets, supplies, and other personal property used exclusively in the conduct of the Business, on as "as-is where-is" basis, without any express or implied warranty, and as listed or described on Schedule 1(b) (the "Equipment");
                                                -------------

                    (c) all inventories (including raw materials, magnetic tapes, diskettes, supplies, work-in-process, finished parts and finished goods) used in or necessary for the conduct of the Business or the manufacture of the Products on an "as-is where-is" basis without any express or implied warranty
Schedule 1(c) (the "Inventory");
-------------

                    (d) the Seller's rights under all contracts, purchase orders, commitments, and arrangements (the "Customer Contracts"), copies of all of which have been delivered to the Buyer, in respect of all customer accounts arising from or serviced by the Business a complete listing of which is attached hereto as Schedule 1(d) (the "Serviced Accounts");
          -------------

                    (e) the Seller's rights under all contracts, purchase orders, commitments and arrangements in respect of services, leased machinery or equipment and, including without limitation services, machinery or equipment of the type described in Section 1(b) hereof, used in the Business and included hereto as Appendix I (the "Leases");
          ----------

                    (f) the Seller's rights under all contracts, purchase orders, licenses, commitments and arrangements with third-parties for supplies, requirements or services relating to the Business or the Products attached hereto as Appendix II (the "Vendor Contracts"), provided that, with respect to
          -----------
supplies used in the Business and also used in other business of the Seller, only such rights as may be applicable to or necessary for the conduct of the Business;

                    (g) all records, books, documents, files, vendor lists, lists of all consultants used to create, audit, revise or supplement the Software, customer documentation, order, sales and receivables histories, operation sheets, routing sheets, notebooks, research reports, quality control records, inventory records, books of account, accounting records and business plans and forecasts relating to the Acquired Assets (specifically including without limitation installation manuals, instruction manuals, quality standards and procedures, test archiving for all products previously delivered and currently in-process, material on hard-drives, results of unit tests, modules tests and code reviews, problem reports, field problems and resolutions, upgrades, configuration records, specifications (including without limitation user requirement, functional, software module design and software top level specifications and platform specifications by installation), validation protocols, validation results by site, internal training materials, customer training materials and all records, books and other documents between Seller and the United States Food and Drug Administration and representatives thereof (the "Books and Records");

                    (h) all of the Seller's proprietary rights in respect of the Acquired Assets and the Business (other than the Shared Technology and the Administrative Software), including without limitation all worldwide rights, title and interests in an to trademarks (registered or unregistered), trade names (including without limitation "FlowStream"), service marks (including without limitation "FlowStream"), assumed names, copyrights, all applications for any of the foregoing, formulae, trade secrets, processes, know-how, confidential information, inventions, research, inventors' notes, laboratory reports, drawings, designs, customer lists, vendor lists, all information similar to any of the foregoing, goodwill relating to the Business and the Acquired Assets, and marketing rights in connection with all of the foregoing, including without limitation all of those items listed or described on Schedule
                                                                       --------
1(h) (the "Intellectual Property");
----

                    (i) all records (including without limitation compensation information and job descriptions) relating to managers and employees of the Business excluding records relating to managers and employees of the Business who do not become employees of the Buyer within ten days after the Closing;

                    (j) all licenses, consents, permits, variances, certifications, and approvals, if any, of government agencies held by the Seller relating solely to the Business or the Acquired Assets, to the extent transferable under applicable law, attached hereto as Appendix III (the
                                                      ------------
"Licenses");

                    (k) all warranties, claims and causes of action (and the benefit of any and all collateral or security given in connection therewith) inuring to the benefit of the Seller relating to the Business or any of the Acquired Assets excluding such warranties, claims and causes of action which may be asserted as a counterclaim, crossclaim or setoff to any Excluded Obligation;

                    (l) all prepaid maintenance payments in excess of an aggregate of $1.2 million under all Customer Contracts; and

                    (m) all of the Seller's rights pursuant to the leases for the locations listed on Schedule 6(f) (other than the Clyde Avenue, Mountain
                        -------------
View, California location and the Chennai, India locations), copies of all of which have been delivered to the Buyer, pursuant to the Lease Assignments, in substantially the form of Exhibit A, and all of the Seller's rights to the real
                          ---------
estate located at Clyde Avenue, Mountain View, California, pursuant to the Real Estate License Agreement, in substantially the form of Exhibit B.
                                                       ---------

The Buyer and the Seller agree that the Seller is not making representations in this Agreement that the Acquired Assets are all those that may be necessary for the conduct of the Business by the Buyer after the Closing Date (as hereinafter defined). Notwithstanding any other provision of this Agreement, the Buyer and the Seller agree that the Acquired Assets shall not include (i) cash and cash equivalents on hand or deposited in banks or other financial institutions as of the Closing Date, (ii) the rights to any of the Seller's claims for any federal, state, local or foreign tax refund including tax credits and net operating loss carry forwards, (iii) policies of insurance (including proceeds thereof and refunds thereunder) acquired by the Seller in connection with the Acquired Assets, (iv) any assets, properties or rights of the Seller not used in or necessary for the conduct of the Business, (v) tax returns, books of account or other records having to do with the corporate organization of the Seller, (vi) life insurance policies (including proceeds thereof and refunds thereunder) relating to officers and other employees of the Seller, (vii) all assets owned or held by any employee benefit plans of the Seller, (viii) the minute books, stock transfer books and corporate seal of the Seller and all books and records relating to businesses of the Seller other than the Business, (ix) all rights (including indemnification) and claims and recoveries under litigation of the Seller against third parties arising out of or relating to events prior to the Closing Date, (x) the Seller's rights under this Agreement, (xi) accounts receivable as of the Closing Date for work or services provided by the Seller on or before the Closing Date, (xii) security deposits as of the Closing Date,
(xiii) prepaid expenses as of the Closing Date and (xiv) leasehold improvements, furniture and fixtures located at the Seller's Mountain View, California offices, (the "Excluded Assets").

          2.   ASSUMPTION OF CERTAIN LIABILITIES; EXCLUDED OBLIGATIONS.
               -------------------------------------------------------

                    (a) At the Closing, the Buyer shall assume, subject to the limitations set forth in this Agreement, (i) only those obligations of the Seller which are set forth in and by the terms of the Customer Contracts, Leases, source code escrow agreements (listed on Schedule 2(a)), and Vendor Contracts; provided, that the Buyer does not and shall not be deemed to
           --------
assume any obligations, responsibilities and liabilities arising after the Closing Date under Customer Contracts for prepaid maintenance, listed on
Schedule 2(a), in excess of an aggregate of $1.2 million under all such Customer
-------------
Contracts, (ii) all obligations, responsibilities and liabilities of the Business or relating to the Acquired Assets arising after the Closing Date; provided that the Buyer shall not be deemed to have assumed any undisclosed
--------
obligations under this Section 2(a)(ii) or otherwise to the extent that
                       ----------------
such undisclosed obligations were due to be performed prior to the Closing Date and are in default as of the Closing Date, (iii) all obligations, responsibilities and liabilities arising under the severance agreement between Seller and Lloyd Payton, as described on Schedule 2(a), and (iv) obligations of
                                         -------------
the Seller with respect to trade shows relating to the Business; (the "Assumed Liabilities").

                    (b) Notwithstanding anything to the contrary in this Agreement, except only as set forth in Section 2(a), the Buyer does not assume
                                       ------------
and shall not be liable for any of the Seller's debts, liabilities or obligations, including, without limitation, any debts, liabilities or obligations arising out of the following (the "Excluded Obligations");

                         (i) the Seller's operation of any of the Acquired Assets or the Business prior to the Closing Date;

                         (ii) any violation of any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement;

                         (ii) Federal, state, county, local, foreign or other income, sales, use, real estate, excise, employee payroll or other taxes or assessments (including interest and penalties thereon) of any kind whatsoever payable in or attributable to any period prior to the Closing Date;

                         (iv) any claims for personal injury, property damage, product liability or strict liability, incurred or relating to any period prior to the Closing Date (whether or not then asserted), including workers' compensation;

                         (v) any claims alleging damage to the environment under any existing law or similar claims with respect to the operation of any of the Acquired Assets or the Business prior to the Closing Date (notwithstanding any disclosure in Schedule 6(n) of this
                                                  -------------
          Agreement of any matters, conditions or facts which might give rise to any such claims, which matters, conditions or facts shall be and continue to be Excluded Obligations under this Agreement);

                         (vi) any claim of violation or infringement of any copyright, patent, trademark or trade name right or other intellectual property right or any person or entity occurring, or arising from events occurring, prior to the Closing Date;

                         (vii) any claim of civil or criminal liabilities or penalties (including interest) imposed on account of any act or omission of the Seller or its officers, directors, employees or agents, occurring, arising or existing prior to the Closing Date;

                         (viii) contingent liabilities of the Seller of any kind incurred, arising, accruing, or existing prior to the Closing Date, other than those included in the Assumed Liabilities;

                         (ix)   any pension, profit sharing, savings,
          retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other employee plans or arrangements, or any policies, handbooks, or custom or practice, or any employment agreements, whether express or implied, and any claims by employees for vacation, sick pay, leave or other benefits, applicable to, or accrued with respect to, any of the Seller's employees at any time prior to the Closing Date; and

                         (x) liabilities resulting from the failure to comply with statutory provisions relating to bulk sales and transfers.

          3.   PURCHASE PRICE; ADJUSTMENTS; ALLOCATION.
               ---------------------------------------

                    (A)  PURCHASE PRICE. The purchase price, in consideration
                         --------------
for the sale and delivery by the Seller to the Buyer of the Acquired Assets is $1,500,000 to be paid by the Buyer to the Seller, in reliance upon the representation and warranties made by the Seller in this Agreement as follows:
(i) $1,350,000 shall be paid at Closing (the "Closing Cash Payment"), and (ii) $150,000, subject to indemnification claims made pursuant to Section 11 hereof, shall be paid within 90 days after the Closing (the "Final Cash Payment") (the Closing Cash Payment and the Final Cash Payment, the "Purchase Price").

                    (b)  ALLOCATION. The allocation of the Purchase Price among
                         ----------
the Acquired Assets shall be as set forth on Schedule 3(b). The Buyer and the
                                             -------------
Seller hereby covenant and agree that neither will take a position on any income tax return or with any governmental agency charged with the collection of any income tax or in any judicial proceeding that is in any way inconsistent with such allocation or the characterization of any other payments described in this Agreement.

          4.   CLOSING DATE. Subject to the terms of this Agreement, the closing
               ------------
of the purchase of the Acquired Assets (the "Closing") shall take place at 5:00 p.m. pacific standard time, on February 19, 1998. The term "Closing Date" means the date on which the Closing occurs.

          5.   DELIVERY AND PAYMENT; FURTHER ASSURANCES.
               ----------------------------------------

                    (a)  MUTUAL DELIVERIES. At the Closing and subject to the
                         -----------------
terms of this Agreement, the following documents shall be duly executed and delivered by each of the parties thereto;

                         (i)    the Lease Assignments;

                         (ii)   the Real Estate License Agreement;

                         (iii) a Patent License Agreement between the Seller and the Buyer with respect to the Buyer's right to obtain from the Seller certain rights, including without limitation, the right to use the Shared Technology, in substantially the form of Exhibit D; and
                                                              ---------

                         (iv) a Bill of Sale and Assumption Agreement between the Buyer and the Seller with respect to the Acquired Assets and the Assumed Liabilities, in substantially the form of Exhibit E.
                                                            ---------

                    (b)  THE SELLER AT CLOSING. At the Closing and subject to
                         ---------------------
the terms of this Agreement, the Seller shall deliver or cause to be delivered to the Buyer.

                         (i) full and actual possession of, or reasonable access to, all of the Acquired Assets;

                         (ii) a release of each lien, security interest, judgment, claim or other encumbrance to which any of the Acquired Assets may be subject other than the Permitted Liens, in form and substance reasonably satisfactory to the Buyer;

                         (iii) an opinion of the Seller's counsel in form and substance reasonably satisfactory to the Buyer, in substantially the form of Exhibit F;
                  ---------

                         (iv) within 20 days after the Closing, all documents and other information required to make each Schedule and Appendix hereto complete and current (it being understood and agreed that to the extent that any of the Books and Records are items susceptible to duplication and are either (x) used in connection with any of the Seller's businesses other than the Business or (y) are required by law to be retained by the Seller, the Seller may deliver photostatic copies or other reproductions from which information solely concerning the Seller's business other than the Business has been deleted);

                         (v) a certificate of the Secretary of the Seller respecting (i) the Seller's Certificate of Incorporation and By-Laws,
          (ii) resolutions of the Seller's Board of Directors authorizing the entry into, and the transactions contemplated by, this Agreement, and
          (iii) the incumbency of the Seller's officers;

                         (vi)   the Officer's Certificate described in Section
                                                                       -------
          9(f) hereof;
          ----

                         (vii) certificates as to the Seller's qualification and status, dated no more than 10 days prior to the Closing Date, issued by the Secretary of State of Delaware, and for the States of California and Georgia, a certificate that it is qualified to do business therein; and

                         (viii) within 20 days after the Closing, all other documents, agreements, certificates, consents and assignments, including without limitation assignments in the form required by the United States Patent and Trademark Office and trademark offices of relevant foreign jurisdictions, required to be delivered to the Buyer under the provisions of this Agreement or reasonably requested by the Buyer to effect the transfer of the Acquired Assets to the Buyer and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, the Seller is allowed 40 days after the Closing to transfer all relevant foreign trademarks, tradenames and service marks to the Buyer.

               (c)  THE BUYER AND THE PARENT AT CLOSING. At the Closing and
                    -----------------------------------
subject to the terms of this Agreement, the Buyer and/or the Parent shall deliver or cause to be delivered to the Seller;

                         (i) wire transfer or immediately available funds, in the amount of the Closing Cash Payment;

                         (ii) an opinion of the Buyer's counsel, in form and substance reasonably satisfactory to the Seller, in substantially the form of Exhibit G;
                  ---------

                         (iii) a certificate of the Secretary of the Buyer respecting (i) the Buyer's Certificate of Incorporation and By-Laws,
          (ii) resolutions of the Buyer's Board of Directors authorizing the entry into, and the transactions contemplated by, this Agreement, and
          (iii) the incumbency of the Buyer's officers;

                         (iv) a certificate of the Secretary of the Parent respecting (i) the Parent's Certificate of Incorporation and By-Laws,
          (ii) resolutions of the Parent's Board of Directors, and (iii) the incumbency of the Parent's officers;

                         (v)    the Officers' Certificates described in Section
                                                                        -------
          10(f) hereof;
          -----

                         (vi) certificate as to the Buyer's qualification and status, dated no more than ten (10) days prior to the Closing Date, issued by the Secretary of State of New Jersey;

                         (vii) a certificate as to the Parent's qualification and status, dated no more than (10) days prior to the Closing Date, issued by the Secretary of State of New Jersey; and

                         (viii) all other documents, agreements and certificates required to be delivered to the Seller under the provisions of this Agreement or reasonably requested by the Seller to effect the transactions contemplated by this Agreement.

               (d)  FURTHER ASSURANCES. From time to time after the Closing, at
                    ------------------
the Buyer's request and without further consideration, the Seller shall execute and deliver bills of sale and assignments of the Acquired Assets and such other instruments of sale, transfer, conveyance, and confirmation and take such other action as the Buyer may reasonably deem necessary in order to transfer to the Buyer and confirm the Buyer's title to the Acquired Assets, free and clear of any and all liabilities (other than the Assumed Liabilities and the Permitted Liens) and to put the Buyer in actual possession and operating control thereof.

          6.   REPRESENTATIONS AND WARRANTIES BY THE SELLER. The Seller
               --------------------------------------------
represents and warrants to the Buyer as follows:

               (a)  ORGANIZATION, STANDING AND QUALIFICATION. The Seller is a
                    ----------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and, except as set forth on Schedule 6(a), in good standing under the laws of each other jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified, except where the lack of qualification would not have a material adverse effect on the Acquired Assets. The Seller has all requisite corporate power and authority and is entitled to carry on its business as it is now being conducted, and to own, lease or operate its properties as and in the places where such business is now conducted and where such properties are now owned, leased or operated. The Seller's principal place of business and chief executive office is and as of the Closing Date will be located at 485 Clyde Avenue, Mountain View, California 94043. The Seller has not conducted the Business in any name other than its actual name during the five year period preceding the Closing Date and as of the Closing Date, except in the name "FlowStream."

                    (b)  AUTHORITY AND BINDING EFFECT. The Seller has all power
                         ----------------------------
and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby and all corporate and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken and have been approved by the Seller's Board of Directors and shareholders. This Agreement has been duly executed and delivered by a duly authorized officer of the Seller, and constitutes, and will constitute on the Closing Date, the valid and binding obligation of the Seller, enforceable in accordance with its terms.

                    (c)  APPROVALS, ETC.
                         ---------------

                         (i)  No approval, consent, withholding of objection or
other authorization is required from, and no filing or registration is required to be made with, any court, administrative agency or governmental authority in connection with this Agreement or the transactions contemplated hereby, other than (i) compliance with and filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), solely with respect to disclosure of the transactions contemplated by this Agreement, and (ii) approvals, consents, withholdings of objection or other authorizations, filings and registrations where the failure to obtain the same would not have a material adverse effect on the Acquired Assets.

                         (ii) The Seller has not been advised by any third party
that the consents or approvals described in Sections 10(e) and 12(c) hereof of
                                            --------------     -----
such third party will not be given or is otherwise unavailable. The Seller will make reasonable efforts to obtain the third party approvals described in Section
                                                                         -------
10(e) and 12(c) hereof.
-----     -----

                    (d)  NO CONFLICT. Except as set forth on Schedule 6(d),
                         -----------                         -------------
neither execution and delivery not performance by the Seller of this Agreement or the transactions contemplated hereby will, with or without the giving of notice or passage of time or both, conflict with, result in a default which has not been waived on or before the Closing, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance on any of the Acquired Assets pursuant to, (i) any provision of the Seller's Charter or By-Laws, (ii) the terms of any equity securities or debt instruments issued by the Seller, (iii) any (A) franchise, mortgage, deed of trust, lease, license, loan agreement or other agreement or understanding, (B) law, ordinance, rule or regulation, or (C) order, judgment, award, decree, permit, license or registration, to which the Seller is a party or by which the Seller or any of the Acquired Assets may be bound or affected, or (iv) any license, permit, approval, or registration issued by any governmental authority or other organization and held by the Seller, except where the conflict, default, right to accelerate, loss of rights, lien, charge or encumbrance would not have a material adverse effect on the Acquired Assets; nor will such execution, delivery or performance by the Seller give any party with rights under any equity security, debt instrument, franchise, mortgage, deed of trust, lease, license, loan agreement or other material agreement or understanding the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller thereunder, except for such rights as to which requiaite waivers or consents have been obtained and except for rights, the exercise of which would not have a material adverse effect on the Acquired Assets.

                    (e)  FINANCIAL INFORMATION. The Seller has delivered to the
                         ---------------------
Buyer unaudited income statements for the years ended October 31, 1996 and October 31, 1997 (the "Financial Statements"), a copy of which is annexed hereto as Appendix IV. The Financial Statements are in the aggregate and in all
   -----------
material respects accurate, complete and in accordance with the books and records of the Business and present fairly the financial condition of the Business as of their respective dates and the results of operations of the Business for the periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP"), provided that all of the footnotes required by GAAP for complete financial statements are not included. The books of account of the Business reflect in all material respects the items of income and expense, and the assets, liabilities and accruals required to be reflected therin in accordance with GAAP.

                    (f)  TITLE TO PROPERTIES; LOCATION OF ASSETS. The Seller
                         ---------------------------------------
currently has (except only as set forth on Schedule 6(f), and as of the Closing
                                           -------------
(except for sales of Inventory between the date hereof and the Closing in the ordinary course of business) the Seller will have and convey to the Buyer without exception, good and marketable title or other rights to use to all of the Acquired Assets, free and clear of all liens, leases, encumbrances, taxes (except such sales taxes, excise taxes and other taxes required under law to be paid by the Buyer under this Agreement), claims, liabilities, equities, security interests, charges and restrictions of any kind or nature whatsoever, except for liens for current real or personal property taxes not yet due and payable, liens disclosed on Schedule 6(f), worker's carriers and materialmen's liens, and
             -------------
liens that would not have a material adverse effect on the Acquired Assets and which will not interfere with the present use of the properties they affect and which in the aggregate do not result in the Buyer incurring an expense or cost in excess of $10,000.00 ("Permitted Liens"). All of the Acquired Assets are, and as of the Closing Date will be, located at the address of the Seller office locations set forth in Schedule 6(f).
                       -------------

                    (g)  ASSETS NECESSARY TO OPERATE THE BUSINESS. The Acquired
                         ----------------------------------------
Assets currently are and as of the Closing will be (i) owned by the Seller, (ii) (other than the Shared Technology) used in the conduct of the Business, exclusive of any other business conducted by Seller, and (iii) in conformity with all applicable laws, ordinances, codes, rules and regulations relating to their construction, use, operation and maintenance, except where the nonconformity would not have a material adverse effect on the Acquired Assets. The Seller represents and warrants to the Buyer that all the rights that are used by the Seller to conduct the Business as it is presently operated are (A) conveyed to the Buyer pursuant to the Patent License Agreement, (B) conveyed to the Buyer pursuant to this Agreement, (C) conveyed to the Buyer pursuant to the Real Estate License and the Lease Assignments, or (D) held by the Seller (but are not being conveyed to the Buyer) and related to the Administrative Software.

                    (h)  DEVELOPMENT, OWNERSHIP AND PERFORMANCE OF THE SOFTWARE
                         ------------------------------------------------------
AND PRODUCTS: YEAR 2000 COMPLIANT SOFTWARE. All programming and development of
------------------------------------------
the Software and the Products was performed by persons who, at the time they performed the work, were employees of the Seller, or engaged by the Seller under agreements by which the Seller was assigned all ownership in the work, or was performed pursuant to a license from a third party. The Software and the Products perform in accordance with their respective specifications without errors which materially adversely effect its performance. The Books and Records contain a true and complete list of problem reports and field problems and resolutions that have occurred within the past 3 years. The Software and the Products shall record, store, process and present calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality as the Software and the Products record, restore, process and present calendar dates falling on or before December 31, 1999, and in all other aspects, the Software and the Products shall not in any way lose functionality or degrade in performance as a consequence of such Software or Products operating at a date later than December 31, 1999. The Acquired Assets include any compatibility information and technical information, including without limitation software interfaces and source codes, that is required to (i) perform regular maintenance of the Software and the Products and
(ii) design equipment and/or software which is functionally interconnetable with the Software and the Products. The codes and manuals included in the Software describe completely all of the application programs and operating programs included in the Software.

                    (i)  INVENTORY. The Inventory was acquired and has been
                         ---------
maintained in accordance with the Seller's regular business practices, consists of items of a quality and quantity useable or saleable in the ordinary course of business of the Business consistent with past practice, is valued at the lower of the Seller's cost and market value on the Financial Statements, and with respect to Inventory intended for sale, is saleable at prices at least equal to the value thereof on the books of the Business.

                    (j)  LABOR MATTERS.
                         -------------

                         (i)  Except as set forth on Schedule 6(j), (a) The
                                                     -------------
Seller is not a party to or bound by any written or oral agreement, contract, commitment or arrangement with (A) any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant, in connection with the Business, or (B) any labor union or other representative of employees associated with the Business, (b) the Seller has operated the Business, and the Business is, in compliance in all material respects with all applicable laws respecting employment and employment practices, (c) there is no unfair labor practice charge or complaint against the Seller or the Business pending or to the knowledge of the Seller threatened before the National Labor Relations Board nor is there any grievance or any arbitration proceeding arising out of or under collective bargaining agreements pending or to the knowledge of the Seller threatened with respect to the Business, (d) there is no labor strike, slow-down or work stoppage pending or to the knowledge of the Seller threatened against the Seller or the Business, (e) there is no charge or complaint pending or to the knowledge of the Seller threatened against the Seller or the Business before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices, and (f) except for a pending audit from the United States Department of Labor relating to affirmative action, the Seller has no knowledge that any federal, state or local agency responsible for the enforcement of labor or employment laws intends to conduct an investigation of or relating to the Seller or the Business, and no such investigation of which the Seller is aware is in progress.

                    (k)  CLAIMS AND LITIGATION. Except as set forth on Schedule
                         ---------------------                         --------
6(k):
----

                         (i)  there is no claim, legal action, suit,
arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award pending or to the best of the Seller's knowledge threatened, against or affecting any of the transactions contemplated by this Agreement, the Business or any or the Acquired Assets, and the Seller knows of no basis for the same;

                         (ii) there is no litigation, arbitration, investigation
or other proceeding of or before any court, arbitrator or governmental, regulatory or administrative official, body or authority pending or to the knowledge of the Seller threatened against or affecting the Acquired Assets; and

                        (iii) Within the three year period ending on the date of this Agreement, the Seller has not been a defendant in any product liability litigation in respect of the Products, nor to the Seller's knowledge has any such litigation been threatened against the Seller during such period.

                    (l)  LICENSES. All Licenses are in good standing, valid and
                         --------
effective in accordance with their respective terms, and there is not under any License any existing default or event which, with notice or lapse of time, or both, would constitute a default which would have a material adverse effect on the Acquired Assets. The Seller has all licenses, consents, permits, variances, certifications and approvals of government agencies necessary for the Seller to conduct the Business as presently operated (the "Permits").

                    (m)  COMPLIANCE WITH LAWS AND OTHER REQUIREMENTS. The Seller
                         -------------------------------------------
has not received notice of noncompliance with, and has complied in all material respects with, all laws, rules, regulations, ordinances, orders, judgments, and awards applicable to the Acquired Assets, the Products, the Business, and the Real Property or to which any of the Acquired Assets, the Products, the Business, and the Real Property is subject. The Seller has not failed to obtain or to adhere to the material requirements of any license, permit or authorization (including without limitation the Licenses) necessary to the ownership of the Acquired Assets, the Products, or the Real Property, or the conduct of the Business.

                    (n)  ENVIRONMENTAL MATTERS.
                         ---------------------

                         (i)  Except as set forth on Schedule 6 (n), the Seller
                                                     --------------
has obtained all permits, licenses and other authorizations which are required under "Environmental Laws" for the use and operation of the Acquired Assets and the conduct of the Business. As used in this Agreement, "Environmental Laws" shall include, without limitation, any and all federal, state, local and foreign laws and requirements relating to health and safety and pollution or protection of the environment currently in effect, including laws and requirements relating to emissions, discharge, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. As used herein, "hazardous substances or wastes" shall include, without limitation, (A) gasoline, petroleum products, explosives, radioactive materials, polychlorinated biphenyls, alcohols, chemical solvents or related or similar materials, (B) any substance or material defined as a hazardous, extremely hazardous or toxic substance, material or waste or as a pollutant or contaminant under any Environmental Law, and (C) any asbestos or asbestos-containing substance.

                         (ii) Except as set forth on Schedule 6(n), the Seller
                                                     -------------
is in all material respects in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any and all Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder by any federal, state or local court or other governmental authority, agency or instrumentality and applicable to the use or operation of the Acquired Assets, the Products or the conduct of the Business.

                        (iii) Except as set forth on Schedule 6(n), the Seller
                                                     -------------
has not received and, to the Seller's knowledge, is not party to a civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or to the Seller's knowledge threatened against the Seller in respect of the Business, the Acquired Assets or the Products and pursuant to any Environmental Law or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, and the Seller knows of no basis for the same.

                    (o)  OSHA. Except as set forth on Schedule 6(o), the Seller
                         ----                         -------------
has not violated, or received a notice or charge asserting any violation of, the Occupational Safety and Health Act of 1970 or any other federal, state, local or foreign law (including rules and regulations thereunder) regulating or otherwise affecting the health and safety of employees associated with the Business.

                    (p)  CONTRACTS.
                         ---------

                         (i)  The Customer Contracts, the Vendor Contracts and
the Leases are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws affecting the rights of creditors generally or general principles of equity whether asserted in an action at law or in equity or otherwise. The Seller and, to the Seller's knowledge, the other parties to the Customer Contracts, the Vendor Contracts and the Leases (A) are in compliance in all material respects with the provisions thereof; and (B) are not in default in the performance, observance or fulfillment of any obligation, covenant or condition (except, in connection with the Closing, conditions relating to assignment) contained in any Customer Contract, Vendor Contract or Lease. To the Seller's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default under any thereof which default would have a material adverse effect on the Acquired Assets.

                         (ii) Except as disclosed on Schedule 6(p), no Customer
                                                     -----------
Contract, Vendor Contract or Lease contains any contractual requirement with which there is a reasonable likelihood that the Business or to the Seller's knowledge any other party thereto will be unable to comply.

                    (q)  INTELLECTUAL PROPERTY. Except as disclosed on Schedule
                         ---------------------                         --------
6(q), the Business does not utilize any patent, trademark, trade name, service
----
mark, copyright, trade secret or proprietary rights other than the Intellectual Property, and to the knowledge of the Seller, the use of the Intellectual Property does not, and the Seller has not received any notice or demand claiming that the Intellectual Property does, conflict with, or infringe upon, any patent, trademark, trade name, service mark, copyright, trade secret or other proprietary rights owned or claimed by another. The Seller owns free and clear of all liens, encumbrances and similar rights, or has rights to use, all proprietary rights (including without limitation all patents, trademarks, trade names, service marks, copyrights and trade secrets) that are necessary for or used in the conduct of the Business as now conducted and are included in the Acquired Assets. Except as disclosed on Schedule 6(q), the Seller has not
                                        -------------
granted, conveyed, assigned, licensed, leased or otherwise transferred to any other person or entity any proprietary, financial or other interest, whether joint or sole, direct or indirect, (not including any interest provided to customers in the ordinary course of Seller's sale of the Products) in any unpatented design or device which the Seller is using or the use of which is necessary in the operation of the Business as it is now, or within the past five
(5) years has been, conducted.

                    (r)  NO MATERIAL ADVERSE CHANGE. Since the October 31, 1997,
                         --------------------------
there has not occurred any material adverse change in the Acquired Assets.

                    (s)  BROKERS. No broker, finder or financial advisor or
                         -------
other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby for the Buyer or the Parent by reason of any action taken by the Seller or any of its directors, officers, employees, representatives or agents.

                    (t)  RELATIONSHIP WITH VENDORS AND CUSTOMERS. Except as
                         ---------------------------------------
described on Schedule 6(t), the Seller is not aware of any facts or information
             -------------
upon which the Seller concludes in its reasonable opinion that any customer (whether under a Serviced Account, Customer Contract or otherwise) or third-party (whether under a Vendor Contract or otherwise) intends to cease doing any material amount of business with the Business.

                    (u)  OTHER BUSINESSES. The business of Seller, other than
                         ----------------
the Business, does not compete in the Business.

          7.   REPRESENTATIONS AND WARRANTIES BY THE BUYER AND THE PARENT. The
               ----------------------------------------------------------
Buyer and the Parent represent and warrant to the Seller as follows:

                    (a)  ORGANIZATION STANDING QUALIFICATION. Each of the Buyer
                         -----------------------------------
and the Parent is a corporation validly existing and in good standing under the laws of the State of New Jersey and in each other jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified. Each of the Buyer and the Parent has all requisite corporate power and authority and is entitled to carry on its business as described in Parent's Annual Report on Form 10-K for the year ended October 31, 1997, and to own, lease or operate its properties as and in the places where such business is now conducted and where such properties are now owned, leased or operated.

                    (b)  AUTHORITY AND BINDING EFFECT. Each of the Buyer and the
                         ----------------------------
Parent has all power and authority necessary to enter into this Agreement and to carry out the transactions contemplated hereby and all corporate and other proceedings required to be taken by the Buyer and the Parent to authorize the execution, delivery and performance of this Agreement and the agreements, instruments and other documents relating hereto have been properly taken and have been approved by the Buyer's and the Parent's respective Boards of Directors. This Agreement has been duly executed and delivered by a duly authorized officer of the Buyer and of the Parent, and constitutes, and will constitute on the Closing Date, the valid and binding obligation of the Buyer and the Parent enforceable in accordance with its terms.

                    (c)  APPROVALS ETC. No approval, consent, withholding of
                         -------------
objection or other authorization is required from, and no filing or registration is required to be made with, any court, administrative agency or governmental authority in connection with this Agreement or the transactions contemplated hereby, other than compliance with and filings under the Exchange Act solely with respect to disclosure of the transactions contemplated by this Agreement.

                    (d)  NO CONFLICT. Neither execution and delivery nor
                         -----------
performance by the Buyer or the Parent of this Agreement or of the transactions contemplated hereby will, with or without the giving of notice or passage of time or both, conflict with or result in a default, right to accelerate or loss of rights under, (i) any provision of the Buyer's or the Parent's respective Certificate of Incorporation or By-Laws, (ii) the terms of any entity securities or debt instruments issued by the Buyer or the Parent, (iii) any (A) franchise, mortgage, deed of trust, lease, license, loan agreement, or any other agreement or understanding, (B) law, ordinance, rule or regulation, or (C) order, judgment, award, decree, permit, license or registration to which the Buyer or the Parent is a party or by which either the Buyer or the Parent or their respective assets (excluding the Acquired Assets) may be bound or affected, or
(iv) any license, permit, approval or registration issued by any governmental authority or other organization and held by the Buyer or the Parent, except where the conflict, default, right to accelerate or loss of rights under the same would not have a material adverse effect on the operations, properties, prospects or financial condition of the Buyer or the Parent.

                    (e)  CLAIMS AND LITIGATION. There is no claim, legal action,
                         ---------------------
suit, arbitration, governmental investigation or other legal, regulatory or administrative proceeding, or any order, judgment, decree or award pending or to the best of the Buyer's or the Parent's knowledge threatened, against or relating to acquisition of the Acquired Assets by the Buyer or the Parent and neither the Buyer nor the Parent knows of any basis for the same.

                    (f)  FINANCING. The Buyer has sufficient cash and/or
                         ---------
available borrowing capacity under existing credit facilities to pay the Purchase Price in its entirety and to make all other necessary payments in connection with the consummation of the transactions contemplated by this Agreement.

                    (g)  BROKERS. No broker, finder or financial advisor or
                         -------
other person is entitled to any brokerage fees, commissions, finders' fees or financial advisory fees in connection with the transactions contemplated hereby from the Seller by reason of any action taken by the Buyer or the Parent or any of their respective directors, officers, employees, representatives or agents.

          8.   PRE-CLOSING COVENANTS AND AGREEMENTS.
               ------------------------------------

                    (a)  CONDUCT OF BUSINESS PRIOR TO CLOSING. From the date
                         ------------------------------------
hereof until the Closing Date, the Seller will use the Acquired Assets and conduct the Business only in the ordinary course, will use commercially reasonable efforts to maintain and preserve the Acquired Assets in their current condition (except for changes in the ordinary course of business). The Seller shall not, without the prior written consent of the Buyer, engage in any transaction related to the Acquired Assets or the Business not in the ordinary course or engage in any activity which could have a material and substantial adverse effect thereon. The Seller shall use commercially reasonable efforts to preserve the Acquired Assets (except sales of Inventory in the ordinary course of business) and the Business, to keep available the services of the employees, agents and consultants of the Business, and to maintain the goodwill of the suppliers to and the customers of the Business. Without limiting the generality of the foregoing, the Seller shall not, between the date of this Agreement and the Closing Date, without the prior written consent of the Buyer:

                         (i)  enter into any agreement, contract, commitment or
arrangement (A) with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including any consultant, in connection with the Business, (B) with any labor union or other representative of employees of the Business, (C) for the future lease or purchase of, or payment for, supplies, products, machinery or equipment for the Business, or for the performance of services for the Business by a third party, involving in any one case $10,000.00 or more, other than Inventory purchases for the Business in the ordinary course of business consistent with the Seller's levels of prior Inventory purchases, (D) to sell or supply products or to perform services for the Business, involving in any one case $10,000.00 or more,
(E) with any representative, sales agency, dealer or distributor, for the Business (F) limiting or restraining the Business from engaging or competing in any liens of business with any person, or (G) any other agreement, contract, commitment or arrangement for the Business exceeding $10,000.00 in value;

                         (ii) grant rights under any license, franchise, or
distributorship agreement in respect of the Business or the Products;

                        (iii) modify, amend, terminate, assign, waive, release or relinquish any rights or claims pursuant to any Customer Contract, Vendor Contract or Lease;

                         (iv)  grant any increase in the salary or other
compensation of, or grant any bonus to, managers or other employees of the Business who may be employed by the Buyer after the Closing, or make any loan to or enter into any material transaction of any other nature with such managers or employees;

                         (v)  take any action to institute any new severance or
termination pay practices with respect to any managers or other employees of the Business who may be employed by the Buyer after Closing, or to increase benefits payable under existing severance or termination pay policies; or

                         (vi)  adopt or amend, in any respect, except as may be
required by applicable law or regulation, any bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund plan or arrangement for the benefit or welfare of any managers of other employees of the Business who may be employed by the Buyer after the Closing.

                    (b)  CONTINUED INFORMATION.  Between the date of this
                         ---------------------
Agreement and the Closing Date, the Seller shall (i) advise the Buyer of each significant business decision affecting the Business made by the senior management of the Business before each such decision is implemented or announced, and (ii) give the Buyer prompt written notice of any material change in any of the information contained in the Seller's representations and warranties set forth herein.

                    (c)  ACCESS.  At all reasonable times during normal business
                         ------
hours prior to the Closing, the Seller shall give the Buyer, the Parent and their representatives access to (i) the Acquired Assets (and the Seller's documentation related thereto) in order to verify the existence and condition thereof, (ii) the Seller's sales records relating to the Products, the Business and the Serviced Accounts, and (iii) the Seller's employees involved in the Business in order to review and discuss transition matters. Access to the Seller's employees shall be subject to the Seller's approval (which shall not be unreasonably withheld), at the Seller's option shall be made in the presence of the Seller or the Seller's designee, and shall not disrupt or interfere with the Seller's business operations.

                    (d)  NO INCONSISTENT ACTIVITIES.  Neither the Seller nor
                         --------------------------
any of its officers, shareholders and other representatives will, directly or indirectly, from the date hereof to and including the Closing Date or the earlier termination of this Agreement, initiate, solicit, or participate in any way in proposals, discussions or negotiations with, or provide any information or assistance to, any third party concerning any acquisition of all or any part of the Acquired Assets or the Business (whether by merger, purchase of assets, tender offer or otherwise).

                    (e)  CONFIDENTIALITY.  The parties acknowledge their
                         ---------------
respective obligations pursuant to the Mutual Nondisclosure and Confidentiality Agreement between the Seller and the Parent dated January 22, 1998.

          9.   CONDITIONS PRECEDENT TO THE BUYER'S AND THE PARENT'S OBLIGATIONS.
               ----------------------------------------------------------------
The obligations of the Buyer and the Parent under this Agreement are subject, at the option of the Buyer and the Parent, to fulfillment or waiver of each of the following conditions at or prior to the Closing, and the Seller shall exert all reasonable efforts to cause each such condition to be so fulfilled:

                    (a) All representations and warranties of the Seller contained herein, or in any document delivered in connection with this Agreement, shall be correct and complete in all material respects when made and shall be deemed to have been made again at and as of the Closing.

                    (b) Except for product development and product deliveries set forth in Schedule 2(a), all material agreements and obligations required by
             -------------
this Agreement to be performed by the Seller at or before the Closing shall have been duly performed insofar as such performance is reasonably practical.

                    (c) Since the date of this Agreement, there shall not have occurred any material adverse change, or the discovery of a condition or the occurrence of any event which would result in a material adverse change in the Acquired Assets or the Business.

                    (d) All documents and agreements required to be delivered to the Buyer at or prior to the Closing shall have been so delivered and the Seller shall be able to deliver and convey full, actual and unimpeded possession of, and unencumbered title (except for the Permitted Liens or relating to the Assumed Liabilities) to, all of the Acquired Assets.

                    (e) No governmental agency (federal, state, or local) or any other person or entity shall have: (i) objected to or sought to prevent or limit (by notice, legal process or otherwise) the consummation of any of the transfers, payments or other transactions contemplated hereby, (ii) indicated an intention to attempt to set aside any of such transfers, payments or other transactions, whether before or after its consummation, or to cause the Buyer to withhold any payment to the Seller or to divest itself of any of the property acquired, or (iii) asserted that any of such transfers, payments or other transactions are not in compliance with law. All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Seller and the Buyer to perform their obligation under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect.

                    (f) There shall be delivered to the Buyer a certificate executed by the President or a Vice President of the Seller, dated as of the Closing Date, certifying that the conditions set forth in paragraphs (a) through
(e), inclusive, of this Section 9 have been fulfilled.
                        ---------

          10.  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.  The
               ------------------------------------------------
obligations of the Seller at the Closing shall be subject, at the option of the Seller, to fulfillment or waiver of each of the following conditions at or prior to the Closing, and the Buyer and the Parent shall exert all reasonable efforts to cause each such condition to be so fulfilled:

                    (a) All representations and warranties of the Buyer and the Parent contained herein, or in any document delivered in connection with this Agreement, shall be correct and complete in all material respects when made and shall be deemed to have been made again at and as of the Closing.

                    (b) All agreements and obligations required by this Agreement to be performed by the Buyer and the Parent at or before the Closing shall have been duly performed in all material respects.

                    (c) All documents and agreements required to be delivered to the Seller at or prior to the Closing shall have been so delivered.

                    (d) No governmental agency (federal, state, or local) or any other person or entity shall have: (i) objected to or sought to prevent or limit (by notice, legal process or otherwise) the consummation of any of the transfers, payments or other transactions contemplated hereby, (ii) indicated an intention to attempt to set aside any of such transfers, payments or other transactions, whether before or after its consummation, or to cause the Buyer to withhold any payment to the Seller or to divest itself of any of the property acquired, or (iii) asserted that any of such transfers, payments or other transactions are not in compliance with law. All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Seller and the Buyer to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect.

                    (e) The Seller shall have received the consent of the Imperial Bank to transfer the Acquired Assets to the Buyer in accordance with the terms of this Agreement free of all liens and security interests of the Imperial Bank.

                    (f) There shall be delivered to the Seller certificates executed by the President or Vice President of the Buyer and of the Parent, dated as of the Closing Date, certifying that the conditions set forth in paragraphs (a) through (e), inclusive, of this Section 10 have been fulfilled.
                                               -----------

          11.  INDEMNIFICATION.
               ---------------

                    (A) INDEMNITY FROM THE SELLER.  Subject to the limitations
                        -------------------------
set forth in Section 11(d), the Seller hereby agrees to indemnify, defend and hold harmless from and after the Closing the Buyer and the Parent and their respective officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against all losses, judgments, settlements, claims, fines, penalties, liabilities, damages, costs or expenses (including without limitation attorneys' fees) (collectively, "Losses") asserted against or incurred or sustained by the Buyer, the Parent or both to the extent of the Losses arising out of or resulting, in whole or in part, from:

                         (i)  any breach of any warranty or any
          misrepresentation by the Seller, or the non-performance of any covenant, agreement or obligation to be performed on the part of the Seller (and not assumed by the Buyer pursuant to this Agreement) under this Agreement or any of the related agreements;

                         (ii) any claim, liability or obligation arising out of or relating to any Excluded Obligation:

                         (iii) any claims or actions by third parties
          (including, without limitation, employees, former employees, and governmental entities) relating to any of the Acquired Assets, the Products, or the Business, and accruing on or before the Closing Date, or any acts or omissions of the Seller with respect to third parties, whether or not disclosed to the Buyer, and whether accrued or occurring before or at the Closing that do not relate to the Assumed Liabilities;

                         (iv) any claim or allegation that any of the Intellectual Property or the ownership, marketing, licensing, sale or use thereof or of any of the other Acquired Assets or the Products infringes any patent, copyright, trademark, or other proprietary third party right;

                         (v) any and all other debts, obligations or liabilities of the Seller at any time or any third party claims or claims from the Seller's creditors attributable thereto (except to the extent that any such debt, obligation or liability is expressly assumed by the Buyer pursuant to Section 2 hereof);
                                           ---------

                         (vi) any claim, liability or obligation arising out of or relating to the disclosure on Schedule 6(a); and

                         (vii) all reasonable costs, fees and expenses (including attorneys' fees) incident to any of the foregoing or incurred in enforcing this indemnity.

                    (b)  INDEMNITY FROM THE BUYER AND THE PARENT.  The Buyer and
                         ---------------------------------------
the Parent hereby agree to indemnify, defend and hold harmless the Seller and its officers, directors, shareholders, subsidiaries, affiliated companies, successors and assigns from and against and to the extent of all Losses asserted against or incurred or sustained by the Seller arising out of or resulting from in whole or in part:

                         (i)   any breach of any warranty or any
          misrepresentation by the Buyer or the Parent, or the non-performance of any covenant, agreement or obligation to be performed by the Buyer or the Parent under this Agreement or any of the related agreements;

                         (ii) any claims, liability or obligation arising out of or relating to any Assumed Obligation;

                         (iii) any claims or actions by third parties (including without limitation, employees, and governmental entities) relating to any of the Acquired Assets, the Products or the Business, accruing after the Closing Date, or any acts or omissions of the Buyer with respect to its conduct of the Business that do not relate to the Excluded Obligations; and

                         (iv) all reasonable costs, fees and expenses (including attorneys' fees) incident to any of the foregoing or incurred in enforcing this indemnity.

                    (C)  NOTICE AND OPPORTUNITY TO DEFEND.
                         --------------------------------

                         (i)   Promptly after the receipt by any person or
entity entitled to indemnification hereunder (the "Indemnified Party") of notice of any claim or the commencement of any action or proceeding by a third party covered by the indemnification hereunder, the Indemnified Party will, if a claim with respect thereto is to be made against another party hereto (the "Indemnifying Person") pursuant to Section 11(a) or 11(b), as the case may be,
                                   -------------    -----
give such Indemnifying Person written notice of such claim or the commencement of such action or proceeding, provided that failure of the Indemnified Party to give reasonably prompt notice of any claim or claims shall not release, waive or otherwise affect the obligations under this Section 11 of the Indemnifying
                                            ----------
Person with respect thereto except to the extent that such Indemnifying Person can demonstrate actual loss or prejudice as a result of such failure.

                         (ii)  Unless the Indemnified Party reasonably believes
that the Indemnifying Person will be unable or not required to fully indemnify the Indemnified Party for any such claim, action or proceeding, the Indemnifying Person may elect to defend against such claim or defend such action or proceeding, at its sole cost and expense, and in such event the Indemnified Party shall, at its sole expense, have the right to participate in (but not control) the defense through counsel chosen by the Indemnified Party. So long as the Indemnified Person (A) is in good faith so defending, and complying with each of its obligations under this Section 11 or (B) is not given the
                                   ----------
opportunity to so defend pursuant to the preceding sentence, as the case may be, the Indemnified Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. In no event shall the Seller, if it is the Indemnifying Person in respect of any claim described in Section 11(a)(iv)
                                                         -----------------
hereof, be entitled to settle any such claim without the Buyer's written consent, provided that if the Buyer refuses to accept a settlement offer for
         --------
which the Seller is prepared to provide complete indemnification in accordance with the Seller's obligations under this Section 11, the Buyer thereafter shall
                                         ----------
be responsible for paying the Buyer's attorneys' fees and expenses arising from continued litigation, but the Seller shall remain responsible for payment of the ultimate judgment, if any, to the extent of the Seller's obligations under this
Section 11.
----------
                         (iii) If the Indemnifying Person cannot or does not
elect to defend a claim against the Indemnified Party or does not so defend and continue to so defend in compliance with all of the terms of this Section 11,
                                                                  ----------
the Indemnified Party may defend such claim, action or proceeding in such manner as the Indemnified Party may deem appropriate, including, but not limited to, settling such claim, action or proceeding on such terms as the Indemnified Party may deem appropriate (but after giving notice of the same to the Indemnifying Person and obtaining the consent of the Indemnifying Person to settle such claim, action or proceeding, which consent shall not be unreasonably withheld), and the Indemnifying Person will promptly indemnify the Indemnified Party in accordance with the provisions of Section 11(a) or 11(b), as the case may be.
                                  -------------    -----

                    (D)  LIMITATION ON LIABILITY OF SELLER. The Seller shall not
                         ---------------------------------
have any obligation to indemnify the Buyer or the Parent under this Section 11
                                                                    ----------
until the Buyer and the Parent
have suffered Losses that, in the aggregate, exceed $30,000,00, provided that
                                                                --------
Losses arising out of or resulting from the failure of the Seller to pay all taxes, penalties and interest related thereto, and other charges of a comparable nature irrespective of how designated, which have been incurred, due or claimed to be due from the Seller or imposed on the Seller or the Seller's properties, assets, income, payroll, franchises, licenses, sales or use by any federal, state, local or foreign taxing authorities with respect to periods ending on or prior to the Closing (collectively, "Tax Losses") shall not be included in such calculation, and the Seller shall be obligated to indemnify the Buyer or the Parent for all such Tax Losses in accordance with Section 11(a) above. The seller shall be obligated to indemnify the Buyer and the Parent from and against any Loss(es) upon such Loss(es) (other than Tax Losses) exceeding $30,000,00. In no event shall the Seller be obligated to indemnify the Buyer or the Parent from and against any Losses, if the Seller has paid an aggregate of $150,000 to the Buyer or the Parent pursuant to this Section 11; provided that
                                                     ----------  --------
the Seller's obligation to indemnify the Buyer and the Parent for Losses arising out of or resulting from a breach of Section 6(q) hereof shall be limited to the
                                     ------------
Purchase Price; further provided that there shall be no limit on the Seller's
                ------- --------
obligation to indemnity the Buyer and the Parent for Losses arising out of or resulting from (i) a breach of any covenant or agreement contained in Section
                                                                      -------
12 hereof, (ii) any Excluded Obligation, and (iii) Tax Losses.
--

                    (e)  LIMITATION ON LIABILITY OF BUYER AND THE PARENT.  The
                         -----------------------------------------------
Buyer and the Parent shall not have any obligation to indemnify the Seller under this Section 11 until the Seller has suffered Losses that, in the aggregate,
     ----------
exceed $30,000.00, provided that Losses arising out of or resulting from the
                   --------
failure of the Buyer or the Parent to pay all taxes, penalties and interest related thereto, and other charges of a comparable nature irrespective of how designated, which have been incurred, due or claimed to be due from the Buyer and the Parent or imposed on the Buyer and the Parent or their properties, assets, income, payroll, franchises, licenses, sales or use by any federal, state, local or foreign taxing authorities with respect to periods beginning after the Closing (collectively, "Tax Losses") shall not be included in such calculation, and the Buyer and the Parent shall be obligated to indemnify the Seller for all such Tax Losses in accordance with Section 11(b) above. The
Buyer and the Parent shall be obligated to indemnify the Seller from and against any Loss(es) upon such Loss(es) (other than Tax Losses) exceeding $30,000,00. In no event shall the Buyer or the Parent be obligated to indemnify the Seller from and against any Losses, if the Buyer and the Parent have paid an aggregate of $150,000 to the Seller pursuant to this Section 11; provided that there shall
                                           --------------------
be no limit on the Buyer's and the Parent's obligation to indemnify the Seller for Losses arising out of or resulting from (i) a breach of any covenant or agreement described in Section 12 hereof, (ii) any Assumed Liability, and (iii)
                       ----------
Tax Losses.

                    (f)  NON-THIRD PARTY CLAIMS.  If any Indemnified Party
                         ----------------------
should have a claim pursuant to Section 11(a) or 11(b) hereof, as the case may
                                -------------    -----
be, against any Indemnifying Party that does not involve a third-party claim, the Indemnified Party shall deliver, with reasonable promptness, a written notice describing the claim and the Losses to the Indemnifying Person (the "Indemnity Notice"). If the Indemnifying Person notifies the Indemnified Party that it does not dispute the claim described in the Indemnity Notice within 30 days (the "Dispute Period") following receipt of the Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Person disputes the claim described in the Indemnity Notice, the Loss(es) in the amount specified in the Indemnity Notice will be conclu-
sively deemed a liability of the Indemnifying Person hereunder and the Indemnifying Person shall pay the amount of such Loss(es) to the Indemnified Party on demand (subject to Sections 11(d) or 11(e) hereof, as the case may be).
                            -------------     -----
If the Indemnifying Person has timely disputed its liability with respect to such claim, the Indemnifying Person and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute within 30 days following expiration of the Dispute Period (the "Resolution Period"). If the dispute is not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

                    (g)  INDEMNITY; FINAL CASH PAYMENT.  Any claim for
                         -----------------------------
indemnification made by the Buyer or the Parent under this Section 11 made
                                                           ----------
within the 90 day period following the Closing Date, shall be with recourse first to any amount of the Purchase Price then remaining unpaid (subject to
Section 11(d) hereof) but any such recourse is not a limitation of any claim for
-------------
indemnification.

                    (h)  ADJUSTMENTS.  The Buyer and the Seller shall make
                         -----------
appropriate adjustments for the receipt by the Indemnified Party of tax benefits and insurance proceeds, if any, in determining the amount of the Loss for purposes of this Section 11.
                 ----------

                    (i)  TAX TREATMENT.  Amounts payable in respect of the
                         -------------
parties' indemnification obligation shall be treated as an adjustment to the Purchase Price. The Buyer and the Seller agree to cooperate in the preparation of a supplemental Form 8594 as required by Treasury Regulations Sections 1.1060-1T(f) and (h)(2)(ii) as a result of any adjustment to the Purchase Price pursuant to the preceding sentence.

                    (j)  REMEDIES.  The Buyer's and the Parent's sole and
                         --------
exclusive remedy for all Losses occasioned by, related to or arising out of any breach (other than a willful breach) of the Seller's representations and warranties in this Agreement or covenants or agreements made by the Seller in the Agreement shall be to seek indemnification from the Seller under the provisions of this Section 11 and 12. The Seller's sole and exclusive remedy for
                   ----------     --
all Losses occasioned by, related to or arising out of any breach (other than a willful breach) of the Buyer's and the Parent's representations and warranties in this Agreement or covenants or agreements made by the Buyer and the Parent in the Agreement shall be to seek indemnification from the Buyer and the Parent under the provisions of this Section 11 and 12.
                             ----------     --

          12.  MISCELLANEOUS COVENANTS AND AGREEMENTS.
               --------------------------------------

                    (a)  ROYALTY PAYMENTS.  The Buyer shall pay to the Seller
                         ----------------
amounts (the "Royalty Payments") equal to 20% of all annual revenue in excess of $3.2 million recognized on the books of the Buyer from the licensing of "FlowStream," a manufacturing execution system developed by Seller, for the remainder of the 1998 calendar year following the Closing Date and for the entire 1999 calendar year. Each Royalty Payment shall be payable within 30 business days after the end of the respective calender year. The Buyer shall, at the Seller's reasonable request within 30 business days after receipt of each Royalty Payment, provide the Seller with sufficiently detailed information relating to the annual revenues recognized by the Buyer from the licensing of "FlowStream," by the Buyer during the applicable calender year. In the event that there exists a discrepancy greater than $10,000 between the Buyer's and the Seller's independent calculations as to the amount of any Royalty Payment, an independent auditor mutually agreed upon by the Buyer and the Seller, or if not so agreed upon by the Buyer and the Seller within 30 days after such dispute shall have arisen, and independent auditor mutually agreed upon the respective auditors of the Buyer and the Seller, shall determine the amount of the Royalty Payment. All fees and expenses relating to the services provided by the independent auditor shall by paid by the Seller, provided however, if the amount of the Royalty Payment determined by the independent auditor exceeds the Buyer's calculated amount by more than $10,000, then the Buyer shall pay the fees and expenses of such independent auditor.

               (b)  BULK SALES COMPLIANCE.  The Buyer and the Seller hereby
                    ---------------------
waive compliance with the provisions of any applicable bulk sales law of the Uniform Commercial Code of any state including California ("Bulk Sales Law") to the extent applicable to any of the transactions contemplated by this Agreement. The Seller hereby agrees to discharge when due all claims of creditors or other persons, entities or governmental agencies which could be asserted against the Buyer, by reason of any noncompliance with any Bulk Sales Laws or other tax provisions, without recourse or liability of the Buyer. The Seller hereby agrees to indemnify, defend and hold harmless the Buyer, its affiliates, successors and assigns from and against (and shall, on demand, reimburse the Buyer for) any Losses suffered or incurred by the Buyer or its affiliates, successors or assigns in connection with any failure to comply with the provisions of any Bulk Sales Law or any tax laws or provisions or any failure of the Seller timely to discharge any such claims relating thereto.

               (c)  CONSENTS TO ASSIGNMENT.  To the extent that any of the
                    ----------------------
Customer Contracts, Vendor Contracts, Licenses or Leases are not assignable without the consent of, or transfer of the Acquired Assets cannot be effected as contemplated by this Agreement without the approval of, a third party and such consent or approval is not obtained, neither this Agreement nor any related document shall constitute an assignment or transfer, or an attempted assignment or transfer thereof, if such assignment, transfer, or attempted assignment or transfer would constitute a breach thereof. From and after the execution hereof, the Seller agrees to use all reasonable efforts to obtain the consent or approval of the other party to each Customer Contract, Vendor Contract and Lease and the issuer of each License to the assignment thereof or the transfer of the Acquired Assets to the Buyer. If such consent or approval is not obtained, each of the parties agrees to cooperate with the other in any reasonable alternative arrangement to provide the Buyer the benefits of the Customer Contracts, Vendor Contracts, Leases and Licenses and all of the Acquired Assets.

               (d)  EMPLOYEE MATTERS.  The Seller agrees that the Buyer may, but
                    ----------------
need not, make offers to any of the employees of the Seller engaged in the Business for employment, at will, by the Buyer within 10 days following the Closing; provided offers to employees that would be seconded to the Buyer may be
         --------
made by the Buyer within 12 months following the Closing. The Seller shall bear all resulting liabilities, if any, caused by or arising from any termination of its employees (other than termination after the Closing of employees of the Buyer), including but not limited to, severance pay, accrued wages or vacation pay, sick leave, unemployment compensation, claims for back pay and/or reinstatement, claims for contributions or benefits under the provisions of any employee benefit plan, claims asserting the right to participate in any medical insurance program under COBRA or comparable state law, any funding or withdrawal liability relating to any employee benefit plan, and any and all claims arising out of employment on or prior to the Closing Date. The Seller agrees that it will not notify, promise, represent, advise, or otherwise communicate to any employee that the Buyer will be hiring any or all such employees or otherwise make any offer of employment on behalf of the Buyer. The parties acknowledge and agree that, immediately following the Closing, the Buyer may, but is not obligated to, hire as at-will employees any or all of the employees currently employed by the Seller in connection with the Business, except that the Buyer agrees to employ Lloyd Payton on terms and with benefits generally no less favorable than the terms and benefits currently provided to him by the Seller, as described on Schedule
                                                                  --------
12(d).
-----

               (e)  NON COMPETITION.  Seller shall not, until the third
                    ---------------
anniversary of the Closing Date (or sooner, if the Buyer is no longer engaged in the Business), directly or indirectly through any corporation, partnership or other legal entity in the capacity of a partner, holder of more than a 5% ownership interest thereof or otherwise, participate or engage in the Business or otherwise lend assistance (financial or otherwise) to any person or entity participating or engaged in the Business except at the direction of and with the consent of the Buyer.

               (f)  CONFIDENTIALITY.  Subject to Section 12(g) hereof with
                    ---------------              -------------
respect to information concerning the terms of this Agreement, from and after the Closing the Seller, with respect to information relating to the Acquired Assets, the Products and the Business, and the Buyer and the Parent, with respect to any other information disclosed by the Seller to the Buyer which is confidential and proprietary to the Seller, shall keep confidential all such information and shall not use any such information or disclose any such information to any third parties (other than (i) to professional advisors who have agreed to maintain such information in confidence, (ii) as shall be required in testimony pursuant to a subpoena issued by a court of competent jurisdiction, after first having given sufficient written notice thereof to the other party or parties, as the case may be, so that the other party or parties have an opportunity to contest same, (iii) as shall be required by the rules and regulations of the Securities and Exchange Commission, or (iv) as shall be required for the completion of tax returns). The Seller has notified the Buyer that customers identified in Schedule 1(d) have certain rights to
                                       -------------
source codes relating to the Business pursuant to agreements with respect thereto identified in Schedule 1(d). Information generally known to the public
                      -------------
and to the industry, other than as a result of a breach of this Section 12(f) by
                                                                -------------
the party charged with disclosure in violation of this Section 12(f), shall not
                                                       -------------

be deemed confidential and is not subject to the terms and conditions of this
Section 12(f). If a breach of such obligation occurs or is threatened, in
-------------
addition to any other rights and remedies provided in this Agreement or in law or at equity (each of which shall be independent and severally enforceable), the aggrieved party shall have the right and remedy to have this Section 12(f)
                                                             -------------
specifically enforced by any court having jurisdiction, it being agreed that such breach or threatened breach will cause irreparable injury to such aggrieved party and that money damages alone will not provide an adequate remedy. The prevailing party shall be entitled to recover from the losing party reasonable attorneys' fees and expenses and other costs of any such legal action.

               (G)  RELEASE OF INFORMATION.  The parties hereto agree to
                    ----------------------
cooperate in releasing information concerning this Agreement and the transactions contemplated herein. Until after the Closings, each of the parties hereto shall furnish to the other party drafts of all releases prior to publication thereof, all filings to be made with governmental authorities prior to the filing thereof, and all notices to customers and vendors of the Business prior to the distribution thereof, to the extent such releases, filings or notices relate to this Agreement or the transactions contemplated hereby. Nothing contained herein shall prevent any party at any time from (i) furnishing any information to any governmental agency or (ii) disclosing any information if required by law.

               (h)  FINDERS.  With respect to all Losses, if any, arising from
                    -------
the employment or other engagement by either party hereto of, or from services rendered to such party by, any finder, broker, agent or other intermediary in connection with the introduction or bringing together of the parties hereto, or the negotiation or consummation of this Agreement or any related agreement referred to herein (or any allegation having a reasonable basis as to any such employment or other engagement or services), such party shall indemnify, defend and hold the other party and the affiliates, successors and assigns of such other party harmless against such Losses.

               (i)  ACCESS TO CUSTOMERS, SUPPLIERS AND EMPLOYEES.  At the
                    --------------------------------------------
election of the Buyer from time to time prior to or within 2 days subsequent to the Closing Date, the Seller shall provide reasonable access and introductions to the customers of, suppliers to and employees of the Business.

               (j)  ACCESS.  (i) After the Closing, the Buyer and its authorized
                    ------
agents, attorneys and accountants, shall have access upon reasonable notice to any business records of the Seller to the extent reasonably required by the Buyer in connection with any administrative, court or other governmental proceedings (including tax audits) or for any other reasonable and proper purpose. (ii) After the Closing, the Seller and its authorized agents, attorneys and accountants, shall have access upon reasonable notice to any business records of the Buyer to the extent reasonably required by the Seller in connection with any administrative, court or other governmental proceedings (including tax audits) or for any other reasonable and proper purpose. (iii) After the Closing, the Buyer and its employees, agents and accounts, shall have access upon reasonable notice to any business records of the Buyer which have not yet been delivered by the Seller to the Buyer. (iv) For one year after the Closing, the Seller shall make reasonably accessible to the Buyer, its employees who may have information concerning the Business, to be responsive to questions the Buyer may have as to the Business, its customers, and the Software.

               (k)  SURVIVAL.  Each representation, warranty, indemnity,
                    --------
covenant and agreement made by the Seller or the Buyer in this Agreement shall survive the Closing through but not beyond the first anniversary of the Closing Date except that each representation, warranty, indemnity, covenant and agreement contained in Sections 6(a) (but, notwithstanding the
                                    -------------
disclosure on Schedule 6(a), limited solely to the representation relating to
              -------------
the disclosure on such Schedule 6(a)), 6(f), 6(q), 12(a), 12(e) and 11
                       -------------   ----  ----  -----  -----     --
(only to the extent related to representations, warranties,covenants and and agreements contained in Sections 6(a) (but, notwithstanding the
                            -------------
disclosure on Schedule 6(a), limited solely to the representation relating to
              -------------
the disclosure on such Schedule 6 (a)), 6(f), 6(q), 12(a) and 12(e) of this
                       --------------   ----  ----  -----     -----
Agreement) shall survive until the third anniversary of the the Closing Date, and any claims relating to a breach of such designated representations, warranties, covenants or agreements or claims to recover under such indemnities shall not be subject to any defense based upon non-survival of such representations, warranties, indemnities, covenants and agreements. Notwithstanding the foregoing provisions of this Section 12(k), the representations, warranties, indemnities, covenants
        -------------
and agreements set forth in the Secondment Agreement by and between the Seller and the Buyer and the documents delivered pursuant to Sections 5(a), 5(b)(viii), 5(c)(viii) and 5(d) of this Agreement, shall be governed by the terms thereof.

               (l) ADDITIONAL PAYMENTS. The Buyer will make additional payments
                   -------------------
to the Seller for rental of space from the Seller after the Closing, secondment of employees and services rendered by the Seller to the Buyer after the Closing (including without limitation, the provision of services by the Seller through the Seller's employees and expenses borne by the Seller for providing services and equipment) in such amounts and upon such terms and conditions as the Buyer and the Seller shall agree. The Buyer will make additional payments to the Seller for reimbursement of equipment, lease, trade show, utility and other deposits or prepayments made by the Seller prior to the Closing and uninvoiced services rendered by the Seller to customers on a dollar-for-dollar basis.

               (m) CERTAIN SERVICES. The Seller is a party to an agreement with
                   ----------------
EDS for the provision of MIS and related services to the Seller, including the Business (the "EDS Agreement") and is a party to an agreement with HCL America, Inc. ("HCL") dated May 21, 1997 for the provision of consulting services in hardware and software development to the Seller, including the Business (the "HCL Agreement"). The EDS Agreement and the HCL Agreement will not be transferred to the Buyer. The Seller and the Buyer shall cooperate in introducing the Buyer to EDS and HCL and each shall use reasonable commercial efforts in negotiating agreements as soon as possible after the Closing between the Buyer and each of EDS and HCL for similar services to those provided the Seller under the respective agreements with the Seller. During the transition period, the Seller shall arrange for MIS services to be provided to the Buyer for the Business under the EDS Agreement and for consulting services for hardware and software development to be provided to the Buyer for the Business under the HCL Agreement. The Seller and the Buyer agree that all intellectual property developed on behalf of the Buyer for the Business under the HCL Agreement during the transition period shall be owned by the Buyer.

               (n) EMPLOYEE CONFIDENTIALITY AND NON-COMPETITION MATTERS. The
                   ----------------------------------------------------
parties acknowledge that the Seller has rights in and to confidentiality and or non-competition agreements or arrangements (which may be in writing or exist by operation of law) between the Seller and its employees and consultants (the "Rights"). In order for the Buyer to benefit from the Rights, the Seller agrees that, upon the request of the Buyer, on an as-needed basis and in order to protect the Business, the Products or the Acquired Assets, the Seller will either (i) grant to the Buyer third-party beneficiary rights to the Rights, or
(ii) bring an action to enforce the Rights on behalf of, for the benefit of or as agent for the Buyer at the Buyer's cost and expense.

               (o) DELIVERIES. When delivered pursuant to Section 5 (i) Appendix
                   ----------                                           --------
I will contain true and complete copies (or, to the extent oral, descriptions)
-
of all contracts, purchase orders, commitments and arrangements in respect of services, leased machinery or equipment and owned or leased real property used in or necessary for the conduct of the Business, (ii) Appendix II will contain
                                                      -----------
true and complete copies (or, to the extent oral, descriptions) of all contracts, purchase orders, commitments and arrangements with third-parties for supplies, requirements or services relating to the Business or the Products,
(iii) Appendix III will contain
      ------------
true and complete copies of all Licenses material to the Business, and (iv) all Schedules will contain true and complete information.

               (p)  PERMITS. Within 10 days following the Closing, the Seller
                    -------
will provide to the Buyer and the Parent copies of all materials Permits.

          13. TERMINATION.
              -----------

               (a)  TERMINATION GENERALLY. This Agreement may be terminated at
                    ---------------------
any time prior to the Closing by any one of the following methods:

                    (i)   MUTUAL CONSENT. By the Buyer and the Seller mutually
                          --------------
          agreeing in writing to terminate this Agreement; or

                    (ii)  BY THE BUYER. By the Buyer in writing if any of the
                          ------------
          conditions provided in Section 9 hereof has not been fulfilled, and
                                 ---------
          has not been waived by the Buyer in writing, on or before March 15, 1998; or if any of the following has occurred; appointment of a receiver or liquidator for the Seller or any of its properties or the filing of any petition by or against the Seller seeking adjudication of the Seller as a bankrupt or insolvent or the making of any assignment for the benefit of creditors of the Seller or admission by the Seller in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of the Seller under any federal or state law relating to bankruptcy or the relief of debtors; or

                    (iii) BY THE SELLER. By the Seller in writing if any of the
                          -------------
          conditions provided in Section 10 hereof has not been fulfilled, and
                                 ----------
          has not been waived by the Seller in writing on or before March 15, 1998; or if any of the following has occurred; appointment of a receiver or liquidator for the Buyer or for the Parent or any of their respective properties or the filing of any petition by or against the Buyer or the Parent seeking adjudication of it as a bankrupt or insolvent or the making of any assignment for the benefit of its creditors or admission by the Buyer or the Parent in writing of its inability to pay its debts as they mature or the institution of any proceeding for the purpose of effecting an arrangement or composition with creditors or any reorganization of the Buyer or the Parent under any federal or state law relating to bankruptcy or the relief of debtors.

In the event this Agreement is terminated in accordance with this Section 13(a)
                                                                  -------------
or in accordance with Section 13(b); no party to this Agreement shall have any
                      -------------
obligation or liability of any nature whatsoever (including without limitation any right to specific performance) to any other party hereto except as specifically set forth in this Agreement and in the Mutual Nondisclosure and Confidentiality Agreement between the Seller and the Parent dated January 22, 1998.

               (b)  EFFECT OF TERMINATION.  In the event that any termination of
                    ---------------------
this Agreement pursuant to this Section 13 is due to (i) the intentional
                                ----------
non-fulfillment of any
covenant or agreement by any party hereto or (ii) the misrepresentation or breach or warranty on the part of any party hereto and such party had actual knowledge of such misrepresentation or breach of warranty or had actual knowledge of facts creating a substantial risk of such misrepresentation or breach, the party in breach or default shall be liable to the other parties to the extent of the expenses (including without limitation reasonable legal, accounting and consulting fees and expenses) incurred by such other parties in connection with this Agreement and for damages. The Buyer, the Seller and the Parent agree that the obligations set forth in this Section 13(b) are intended
                                                    -------------
to survive any termination of this Agreement.

          14.  NOTICES. All notices or other communications required or
               -------
permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when personally delivered, (ii) when delivered via telecopier (and immediately confirmed by mail), or (iii) three business days after having been mailed by first class registered or certified mail, return receipt requested, postage prepaid, to the party to receive notice at the address set forth below or to such other or additional address as either party shall have specified by notice to the other party in accordance with this
Section 14.
----------

     If to the Seller, at:

               Consilium, Inc.
               485 Clyde Avenue
               Mountain View, California 94043
               Attention: Senior Vice President
               Facsimile:(650) 691-6150

     with a copy concurrently to:

               Gray Cary Ware & Freidenrich LLP
               400 Hamilton Avenue
               Palo Alto California 94301-1825
               Attention: Diane Holt Frankle
               Facsimile:(415) 327-3699

     If to the Buyer, at:

               Bass Ten FlowStream, Inc.
               One Electronics Drive
               P.O.Box 3151
               Trenton, New Jersey 08619
               Attention: President
               Facsimile:(609) 586-1593
     with a copy concurrently to:

          Pitney, Hardin, Kipp & Szuch
          200 Campus Drive
          Post Office Box 1945
          Morristown, New Jersey 07962-1945
          Attention: Joseph Lunin
          Facsimile:(973) 966-1550

     If to the Parent, at:

          Base Ten Systems, Inc.
          One Electronics Drive
          P.O.Box 3151
          Trenton, New Jersey 08619
          Attention: President
          Facsimile:(609) 586-1593

     with a copy concurrently to:

          Pitney, Hardin, Kipp & Szuch
          200 Campus Drive
          Post Office Box 1945
          Morristown, New Jersey 07962-1945
          Attention: Joseph Lunin
          Facsimile:(973) 966-1550

      15. MISCELLANEOUS.
          -------------

               (a)  ENTIRE AGREEMENT. This Agreement and the Schedules, Exhibits
                    ----------------
and Appendices hereto constitutes the entire agreement and sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements, covenants, arrangements, letters, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party (except that certain Mutual Nondisclosure and Confidentiality Agreement dated January 22, 1998 between the Seller and the Parent), and may not be modified, amended or terminated except by mutual consent of the Buyer, the Seller and the Parent by a written agreement specifically referring to this Agreement and signed by the Buyer, the Seller and the Parent.

               (b)  NO WAIVER REMEDIES. No waiver of any breach or default
                    ------------------
hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. No failure on the part of any party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, and no waiver whatever shall be valid unless in writing signed by the party or parties to be charged and then only to the extent specifically set forth in such writing. All remedies, rights, powers and privileges afforded the parties to this Agreement shall be cumulative and shall not be exclusive of any remedies, rights, powers and privileges provided by law. Each party hereto may exercise all such remedies afforded to it in any order of priority.

                    (c)  SPECIFIC PERFORMANCE. The parties hereto acknowledge
                         --------------------
that prior to the Closing (and following the Closing solely with respect to a breach of Section 12(c) hereof) the legal remedy for breach by any of them of
          -------------
their respective obligations hereunder will be inadequate and, therefore, in the event of any actual or threatened breach of any such obligation prior to the Closing (and provided this Agreement has not been terminated in accordance with Section 13 hereof), the Buyer, the Seller and the Parent agree that, in addition to any other available remedy, such obligation may be specifically enforced against any of them through injunctive or other equitable relief obtained from a court with appropriate jurisdiction. The prevailing party shall be entitled to recover from the losing party actual, reasonable, and documented out-of-pocket attorneys' fees and expenses and other costs of any such legal action.

                    (d)  ASSIGNMENT; BENEFITS. This Agreement shall be binding
                         --------------------
upon and inure to the benefit of the respective successors and assigns of the parties hereto; provided that no party may transfer or assign its rights or delegate its performance hereunder without the prior written consent of the other parties. This Agreement shall be for the sole benefit of the Seller, the Buyer and the Parent and their respective successors and assigns, and shall not be construed to provide any benefits to any third parties.

                    (e)  HEADINGS; REFERENCES. The Index of Schedules, Exhibits
                         --------------------
and Appendices and the Section and paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of any Schedule, Exhibit Appendix, Section or paragraph. Unless otherwise expressly stated herein, (i) references to Exhibits, Schedules, Appendices, Sections and clauses shall refer to Exhibits, Schedules, Appendices, Sections and clauses of this Agreement; (ii) words of any gender include each other gender; (iii) words using the singular or plural number also include the plural or singular number, respectively; (iv) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (v) the phrase "ordinary course of business" refers to the Business; (vi) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (vii) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP;
(viii) any representation or warranty contained herein as to the enforceability of a contract, agreement, or understanding shall be subject to the effect and limitations of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ix) whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation"; (x) the phrase "made available" in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available; (xi) the phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 19, 1998, and (xii) the phrases "material adverse effect on the Assets," "material adverse change in the Assets", "material to the assets" and phrases of similar import shall be construed to refer to the Assets taken as a whole and not to any single Asset individually.

                    (f)  COOPERATION. Each party hereto shall cooperate and
                         -----------
shall take such further action and shall execute and deliver such further documents as may reasonably be requested by the other parties in order to carry out the provisions and purposes of this Agreement.

                    (g)  TRANSACTION EXPENSES. Whether or not the transactions
                         --------------------
contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                    (h)  COUNTERPARTS. This Agreement may be executed in one or
                         ------------
more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                    (i)  SEVERABILITY. Should any provision of this Agreement
                         ------------
for any reason be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect; and the application of any such invalid or unenforceable provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by law.

                    (j)  GOVERNING LAW; JURISDICTION. This Agreement and all
                         ---------------------------
amendments hereto shall be governed by and construed in accordance with the internal laws of the State of New Jersey or the State of California applicable to contracts made and to be performed therein. Each party submits to the jurisdiction of any state court sitting in New Jersey or California or any federal court for the District of New Jersey or for the _____________ of California in any action or proceeding arising out of or relating to this Agreement and brought in such court, and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                   SELLER
                                   ------

                                   CONSILIUM, INC.

                                   By:    /s/ Laurence R. Hootnick
                                       ________________________________________
                                   Name:  Laurence R. Hootnick
                                   Title: President and Chief Executive Officer

                                   BUYER:
                                   -----

                                   BASE TEN FLOWSTREAM, INC.

                                   By:    /s/ Thomas E. Gardner
                                       ________________________________________
                                   Name:  Thomas E. Gardner
                                   Title: President and Chief Executive Officer

                                   PARENT
                                   ------

                                   BASE TEN SYSTEMS, INC.

                                   By:    /s/ Thomas E. Gardner
                                       ________________________________________
                                   Name:  Thomas E. Gardner
                                   Title: President and Chief Executive Officer

             INDEX OF OMITTED EXHIBITS, SCHEDULES AND APPENDICES
             ---------------------------------------------------
                      TO THE ASSET PURCHASE AGREEMENT*
                      -------------------------------

Exhibit A          Lease Assignments
Exhibit B          Real Estate License Agreement
Exhibit C          [This exhibit was deleted by the parties and is not a part of the agreement.]
Exhibit D          Form of Patent License Agreement
Exhibit E          Form of Bill of Sale and Assumption Agreement
Exhibit F          Form of Legal Opinion of the Seller's Counsel
Exhibit G          Form of Legal Opinion of the Buyer's Counsel

Schedule 1(a)      Software;
                   Shared Technology
Schedule 1(b)      Equipment
Schedule 1(d)      Serviced Accounts
Schedule 1(h)      Intellectual Property
Schedule 2(a)      Prepaid Maintenance Obligations;
                   Certain Employee Severance Information
Schedule 3(a)      Allocation of Purchase Price
Schedule 6(a)      Organization, Standing and Qualification
Schedule 6(d)      Conflicts
Schedule 6(f)      Encumbrances and Liens;
                   Locations of Business and Acquired Assets
Schedule 6(j)      Labor Matters
Schedule 6(k)      Claims and Litigation
Schedule 6(n)      Environmental Matters
Schedule 6(o)      OSHA Matters
Schedule 6(p)      Non-Compliance with Contractual Requirements
Schedule 6(q)      Intellectual Property Matters
Schedule 6(t)      Relationship with Vendors and Customers
Schedule 12(d)     Certain Employee Information

Appendix I         Leases
Appendix II        Vendor Contracts
Appendix III       Licenses
Appendix IV        Financial Statements

* The Registrant agrees to furnish supplementally a copy of any omitted exhibit, schedule or appendix to the Commission upon request.